Exhibit 99.1
Verisk Reports Third-Quarter 2018 Financial Results

•
Revenue grew 9.0% to $599 million; organic constant currency revenue growth was 4.7%. Normalizing for the revenue associated with exceptional storm activity and a nonrecurring project in the prior year period, organic constant currency revenue would have grown 7.5%.

•	Net income was $166 million; adjusted EBITDA, a non-GAAP measure, was $284 million.

•
Net income grew 37.5%; organic constant currency adjusted EBITDA growth was 1.6%. Normalizing for the revenue associated with exceptional storm activity and a nonrecurring project in the prior year period, organic constant currency adjusted EBITDA would have grown 7.1%.

•	Diluted GAAP earnings per share (GAAP EPS) were $0.99; diluted adjusted earnings per share (adjusted EPS), a non-GAAP measure, were $1.08.

•	Net cash provided by operating activities was $761 million year-to-date. Free cash flow, a non-GAAP measure, was $607 million year-to-date.

•	The company repurchased $102 million of its shares for the quarter ended September 30, 2018.
JERSEY CITY, N.J., October 30, 2018 — Verisk (Nasdaq:VRSK), a leading data analytics provider, today announced results for the quarter ended September 30, 2018.
Scott Stephenson, chairman, president, and CEO, said, “We are delighted to deliver another strong quarter of growth across our industry verticals, demonstrating the success of our strategy and the value of our distinctives. We are particularly pleased with the progress and momentum demonstrated in our Energy and Specialized Markets and Financial Services segments. Engagement with clients on new ideas remains exceptional, and we continue to be enthusiastic about the opportunities in front of us.”
Lee Shavel, CFO and executive vice president, said, “Normalizing for exceptional storm revenue and a nonrecurring project in the prior-year period, we delivered organic constant currency revenue growth of 7.5% for the quarter, consistent with our long-term targets. Net cash provided by operations increased for the nine months by 28.5% to $761 million and was supplemented by an additional $121.4 million from the settlement of an outstanding note from the sale of our healthcare business in 2016.”
Table 1: Summary of Results (GAAP and Non-GAAP)
(in millions, except per share amounts)
Note: Adjusted EBITDA, adjusted net income, and diluted adjusted EPS are non-GAAP measures.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
Revenues	$598.7	$549.1	9.0%	$1,781.2	$1,574.9	13.1%
Adjusted EBITDA	$283.8	$269.3	5.4%	$841.1	$763.5	10.2%
Net income	$166.0	$120.7	37.5%	$452.5	$350.5	29.1%
Adjusted net income	$181.5	$139.2	30.4%	$517.6	$399.6	29.5%
Diluted GAAP EPS	$0.99	$0.72	37.5%	$2.68	$2.08	28.8%
Diluted adjusted EPS	$1.08	$0.83	30.1%	$3.07	$2.37	29.5%
Revenue
Total revenue increased 9.0% in third-quarter 2018 compared with third-quarter 2017. Organic constant currency revenue growth was 4.7%. Excluding the impact of nonrecurring revenue benefits in the third quarter of 2017 discussed below, revenue on an organic constant currency basis would have grown 7.5% in the quarter.

Table 2: Revenues and Revenue Growth by Segment
(in millions)

			Revenue Growth
	Three Months Ended		Three Months Ended
	September 30,		September 30, 2018
	2018	2017	Reported	Organic	Organic Constant Currency
Underwriting & rating	$285.1	$261.8	8.9%	6.3%	6.3%
Claims	142.6	134.2	6.3%	4.0%	4.0%
Insurance	427.7	396.0	8.0%	5.5%	5.5%
Energy and Specialized Markets	127.7	111.4	14.6%	6.6%	6.3%
Financial Services	43.3	41.7	4.0%	(9.8)%	(9.2)%
Revenues	$598.7	$549.1	9.0%	4.7%	4.7%

			Revenue Growth
	Nine Months Ended		Nine Months Ended
	September 30,		September 30, 2018
	2018	2017	Reported	Organic	Organic Constant Currency
Underwriting & rating	$854.6	$777.0	10.0%	6.5%	6.4%
Claims	415.1	368.3	12.7%	9.8%	9.7%
Insurance	1,269.7	1,145.3	10.9%	7.5%	7.5%
Energy and Specialized Markets	383.1	328.0	16.8%	7.9%	4.8%
Financial Services	128.4	101.6	26.3%	(1.6)%	(1.6)%
Revenues	$1,781.2	$1,574.9	13.1%	7.0%	6.3%
Insurance segment revenue grew 8.0% in the third quarter of 2018 and 5.5% in organic constant currency. Excluding the impact of approximately $8 million in storm-related revenue in the third quarter of 2017, Insurance revenue on an organic constant currency basis would have grown 7.7% in the quarter.

•
Underwriting & rating revenue increased 8.9% in the quarter and 6.3% on an organic constant currency basis, resulting primarily from increases within its underwriting and catastrophe modeling solutions revenue.

•
Claims revenue grew 6.3% in the quarter and 4.0% on an organic constant currency basis. Growth was driven by its claims analytics and repair cost estimating solutions revenue. Excluding the impact of approximately $8 million in storm-related revenue in the third quarter of 2017, claims revenue on an organic constant currency basis would have grown 10.6% in the quarter.

Energy and Specialized Markets segment revenue increased 14.6% in the quarter and 6.3% on an organic constant currency basis, as the energy business’s end markets have continued to improve. Our consulting and research businesses both experienced growth. The company also had positive contributions from its environmental health and safety services business.
Financial Services segment revenue increased 4.0% in the quarter and decreased 9.2% on an organic constant currency basis. Excluding the impact of approximately $6 million in nonrecurring project revenue in the third quarter of 2017, Financial Services revenue on an organic constant currency basis would have grown 9.1% in the quarter.
Operating Income and Adjusted EBITDA
Operating income increased 1.3% to $211 million in the quarter.
Adjusted EBITDA expenses increased 12.5% compared with third-quarter 2017. On an organic constant currency basis, adjusted EBITDA expenses increased 7.9% in the quarter. The year-over-year organic constant currency increase was primarily due to salaries and benefits related to innovation and business growth, particularly in the aerial imagery business.
Adjusted EBITDA increased 5.4% to $284 million in third-quarter 2018. On an organic constant currency basis, adjusted EBITDA increased 1.6% in the quarter. Organic constant currency adjusted EBITDA margins of 48.5% were down from the third-quarter 2017 level of 50.0%. Normalizing for the revenue associated with exceptional storm activity and a nonrecurring project in the prior year period, organic constant currency adjusted EBITDA would have grown 7.1%.
Insurance segment adjusted EBITDA grew 4.4% in the third quarter of 2018 and 2.5% in organic constant currency. Adjusted EBITDA margins on an organic constant currency basis for third-quarter 2018 decreased to 54.3% from 55.9% in the prior period due to third-quarter 2017’s exceptional storm revenue, and its continued investment in the aerial imagery business. Normalizing for the revenue associated with exceptional storm activity in the prior year period, organic constant currency adjusted EBITDA would have grown 6.4%.
Energy and Specialized Markets segment adjusted EBITDA grew 21.8% in the third quarter of 2018 and 9.1% in organic constant currency. Adjusted EBITDA margins on an organic constant currency basis for third-quarter 2018 increased to 31.8% from 31.0% in the prior period due to leverage on solid revenue growth in the quarter.
Financial Services segment adjusted EBITDA decreased 12.9% in the third quarter of 2018 and 28.6% in organic constant currency. Adjusted EBITDA margins on an organic constant currency basis for third-quarter 2018 decreased to 34.7% from 44.1% in the prior period owing to $6.0 million in nonrecurring project revenue generated from the enterprise data management solution that occurred during third-quarter 2017. Normalizing for the revenue associated with a nonrecurring project in the prior year period, organic constant currency adjusted EBITDA would have grown 15.2%.
Table 3: Adjusted EBITDA by Segment
(in millions)

			Adjusted EBITDA Growth
	Three Months Ended		Three Months Ended
	September 30,		September 30, 2018
	2018	2017	Reported	Organic	Organic Constant Currency
Insurance	$228.0	$218.5	4.4%	2.3%	2.5%
Energy and Specialized Markets	40.4	33.2	21.8%	13.8%	9.1%
Financial Services	15.4	17.6	(12.9)%	(28.6)%	(28.6)%
Adjusted EBITDA	$283.8	$269.3	5.4%	1.9%	1.6%

			Adjusted EBITDA Growth
	Nine Months Ended		Nine Months Ended
	September 30,		September 30, 2018
	2018	2017	Reported	Organic	Organic Constant Currency
Insurance	$683.2	$627.1	8.9%	7.4%	7.6%
Energy and Specialized Markets	115.3	99.0	16.5%	8.3%	0.9%
Financial Services	42.6	37.4	13.7%	(11.8)%	(11.5)%
Adjusted EBITDA	$841.1	$763.5	10.2%	6.6%	5.8%

Table 4: Adjusted EBITDA Margin by Segment
(in millions)

	Three Months Ended
	September 30,
	2018	2017	2018	2017	2018	2017

	Reported		Organic		Organic Constant Currency
Insurance	53.3%	55.2%	54.3%	55.9%	54.3%	55.9%
Energy and Specialized Markets	31.7%	29.8%	31.8%	29.8%	31.8%	31.0%
Financial Services	35.5%	42.4%	34.9%	44.1%	34.7%	44.1%
Adjusted EBITDA margin	47.4%	49.0%	48.5%	49.8%	48.5%	50.0%

	Nine Months Ended
	September 30,
	2018	2017	2018	2017	2018	2017

	Reported		Organic		Organic Constant Currency
Insurance	53.8%	54.8%	55.2%	55.3%	55.3%	55.2%
Energy and Specialized Markets	30.1%	30.2%	30.2%	30.1%	30.1%	31.2%
Financial Services	33.1%	36.8%	33.5%	37.4%	33.4%	37.1%
Adjusted EBITDA margin	47.2%	48.5%	48.7%	48.9%	48.8%	49.0%
Net Income and Earnings Per Share
Net income increased 37.5% to $166 million. Diluted GAAP EPS was $0.99 for third-quarter 2018, an increase of 37.5% compared with the same period in 2017. Diluted adjusted EPS was $1.08 for third-quarter 2018, an increase of 30.1% compared with the same period in 2017. Equalizing the third-quarter 2017 effective tax rate to that of third-quarter 2018, adjusted net income and diluted adjusted EPS would have increased 3.7% and 3.8%, respectively. Diluted adjusted EPS benefited from organic growth in the business, contributions from acquisitions, and 2017 tax reform. The benefits were partially offset by increased depreciation and amortization expense, increased interest expense, and higher share count.
Cash Flow
Net cash provided by operating activities was $761 million for the nine months ended September 30, 2018, an increase of 28.5%. Capital expenditures increased 35.8% to $154.5 million and were 8.7% of revenues for the nine months ended September 30, 2018. The increase in capital expenditures for the third quarter of 2018 compared with the third quarter of 2017 was primarily related to the purchase of aircraft and sensors and software development for our recent acquisitions. Free cash flow was $607 million year-to-date, an increase of 26.8%.
Free cash flow represented 72.1% of adjusted EBITDA for the nine months ended September 30, 2018, compared with 62.6% in the prior-year period.

Share Repurchases
Including the accelerated share repurchase (ASR) settled in third-quarter 2018, the company repurchased 0.9 million shares at an average price of $117.97 for a total cost of $102 million in the three months ended September 30, 2018. The company also entered into an additional $50 million ASR agreement, and the associated shares will be delivered and settled in the fourth quarter of 2018. At September 30, 2018, the company had $584 million remaining under its share repurchase authorization.
Other Item
On August 27, 2018, the company was notified that its subordinated promissory note receivable associated with the sale of the healthcare business was being settled in full. As a result of the settlement of the note receivable, the company received cash proceeds of $121.4 million and recorded a gain of $12.3 million in the third quarter of 2018. The related gain and interest income from the note settlement were excluded from all adjusted EBITDA calculations.
Conference Call
Verisk’s management team will host a live audio webcast on Wednesday, October 31, 2018, at 8:30 a.m. EDT (5:30 a.m. PDT, 12:30 p.m. GMT) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 1-512-961-6560 for international participants.
A replay of the webcast will be available for 30 days on the Verisk investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 1-404-537-3406 for international participants using conference ID #7319820.
About Verisk
Verisk (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, energy and specialized markets, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk helps customers protect people, property, and financial assets.
Headquartered in Jersey City, N.J., Verisk operates in 30 countries and is a member of Standard & Poor’s S&P 500® Index. In 2018, Forbes magazine named Verisk to its World’s Best Employers list. For more information, please visit www.verisk.com.
Contact:
Investor Relations
Stacey Brodbar
Head of Investor Relations
Verisk
201-469-4327
IR@verisk.com

Media
Rich Tauberman
MWWPR (for Verisk)
202-600-4546
rtauberman@mww.com
Forward-Looking Statements
This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,”

“target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
Notes Regarding the Use of Non-GAAP Financial Measures
The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as organic constant currency revenue and organic constant currency revenue growth; EBITDA, EBITDA margin, and EBITDA growth; adjusted EBITDA, adjusted EBITDA margin, and adjusted EBITDA growth on an as-reported, organic, and organic constant currency basis; adjusted net income and adjusted net income growth; basic and diluted adjusted EPS and adjusted EPS growth; and free cash flow and free cash flow growth, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.
Our operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which we transact change in value over time compared with the U.S. dollar; accordingly, we present certain constant currency financial information to provide a framework to assess how our businesses performed excluding the impact of foreign currency exchange rate fluctuations. We use the term “constant currency” to present results that have been adjusted to exclude foreign currency impact. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating comparable prior-period year results at the currency exchange rates used in the current period, rather than the exchange rates in effect during the prior period.

Organic revenue, a non-GAAP measure, is defined as revenues excluding the effect of recent acquisitions that have occurred over the past year. An acquisition is included in organic revenue at the beginning of the calendar quarter that occurs subsequent to the one-year anniversary of the acquisition date. Once an acquisition is included in our current-period organic revenue, its comparable prior-year period revenue is also included to calculate organic revenue growth.
EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “EBITDA” as net income before interest expense, provision for income taxes, and depreciation and amortization expense. “Organic EBITDA,” a non-GAAP measure, is defined as EBITDA excluding the effect of recent acquisitions. The company also defines “adjusted EBITDA” as EBITDA before nonoperating acquisition-related costs and nonrecurring gain and interest income on the subordinated promissory note.
Although securities analysts, lenders, and others frequently use EBITDA and adjusted EBITDA in their evaluation of companies, EBITDA and adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA and adjusted EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA and adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs.

•
Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future; EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.
See Table 5 (below) for a reconciliation of adjusted EBITDA expenses to cost of revenues; selling, general and administrative expense; investment income and others, net; and acquisition-related costs (earn-out). See Table 6 (below) for a reconciliation of adjusted EBITDA to net income, Table 7 for a reconciliation of adjusted net income to net income, and Table 8 for a reconciliation of free cash flow to net cash provided by operating activities.
Table 5: Adjusted EBITDA Expense Reconciliation
(in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
Cost of revenues	$219.2	$198.5	10.4%	$662.2	$575.1	15.1%
Selling, general and administrative	95.7	80.9	18.3%	281.0	235.6	19.3%
Investment income and others, net	(14.1)	(2.6)	438.0%	(19.3)	(7.9)	144.0%
Acquisition-related costs (earn-out)	(0.2)	—	N/A	(4.2)	—	N/A
Gain and interest income on subordinated promissory note receivable	14.3	3.0	380.1%	20.4	8.6	136.4%
Adjusted EBITDA expenses	$314.9	$279.8	12.5%	$940.1	$811.4	15.9%

Table 6: Segment Results Summary and Adjusted EBITDA Reconciliation
(in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
Organic revenues:
Insurance	$415.7	$394.0	5.5%	$1,228.0	$1,142.0	7.5%
Energy and Specialized Markets	118.7	111.4	6.6%	353.3	327.4	7.9%
Financial Services	32.5	36.0	(9.8)%	94.4	96.0	(1.6)%
Total organic revenues	566.9	541.4	4.7%	1,675.7	1,565.4	7.0%
Revenues from acquisitions	31.8	7.7	N/A	105.5	9.5	N/A
Revenues	$598.7	$549.1	9.0%	$1,781.2	$1,574.9	13.1%

Organic adjusted EBITDA:
Insurance	$225.6	$220.4	2.3%	$678.5	$631.7	7.4%
Energy and Specialized Markets	37.8	33.2	13.8%	106.7	98.5	8.3%
Financial Services	11.4	15.9	(28.6)%	31.6	35.9	(11.8)%
Total organic adjusted EBITDA	274.8	269.5	1.9%	816.8	766.1	6.6%
Adjusted EBITDA from acquisitions	9.0	(0.2)	N/A	24.3	(2.6)	N/A
Adjusted EBITDA	283.8	269.3	5.4%	841.1	763.5	10.2%
Depreciation and amortization of fixed assets	(39.5)	(33.8)	16.9%	(121.6)	(99.4)	22.3%
Amortization of intangible assets	(33.2)	(27.5)	21.0%	(98.5)	(73.6)	33.7%
Interest expense	(32.4)	(30.3)	6.6%	(97.1)	(87.3)	11.2%
Provision for income taxes	(26.8)	(60.0)	(55.3)%	(87.6)	(161.3)	(45.7)%
Acquisition-related costs (earn-out)	(0.2)	—	N/A	(4.2)	—	N/A
Gain and interest income on subordinated promissory note receivable	14.3	3.0	380.1%	20.4	8.6	136.4%
Net income	$166.0	$120.7	37.5%	$452.5	$350.5	29.1%
Organic constant currency adjusted EBITDA margin	48.5%	50.0%		48.8%	49.0%
Organic adjusted EBITDA margin	48.5%	49.8%		48.7%	48.9%
Adjusted EBITDA margin	47.4%	49.0%		47.2%	48.5%
Net income margin	27.7%	22.0%		25.4%	22.3%

Table 7: Adjusted Net Income Reconciliation
(in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2018	2017	Change	2018	2017	Change
Net income	$166.0	$120.7	37.5%	$452.5	$350.5	29.1%
plus: Amortization of intangible assets	33.2	27.5		98.5	73.6
less: Income tax effect on amortization of intangible assets	(6.9)	(7.1)		(20.7)	(19.1)
plus: Acquisition-related costs (earn-out)	0.2	—		4.2	—
less: Income tax effect on acquisition-related costs (earn-out)	—	—		(1.3)	—
plus: Interest income and gain on subordinated promissory note receivable	(14.3)	(3.0)		(20.4)	(8.6)
less: Income tax effect on interest income and gain on subordinated promissory note receivable	3.3	1.1		4.8	3.2
Adjusted net income	$181.5	$139.2	30.4%	$517.6	$399.6	29.5%

Basic adjusted EPS	$1.10	$0.85	29.4%	$3.14	$2.42	29.8%
Diluted adjusted EPS	$1.08	$0.83	30.1%	$3.07	$2.37	29.5%

Weighted average shares outstanding
Basic	164.8	164.6		165.0	165.3
Diluted	168.2	168.0		168.6	168.8
Table 8: Free Cash Flow Reconciliation
(in millions)
Note: Free cash flow is a non-GAAP measure.

	Nine Months Ended
	September 30,
	2018	2017	Change
Net cash provided by operating activities	$761.0	$592.1	28.5%
less: Capital expenditures	(154.5)	(113.8)	35.8%
Free cash flow	$606.5	$478.3	26.8%
Attached Financial Statements
Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of September 30, 2018, and December 31, 2017

	2018	2017

	(in millions, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$147.6	$142.3
Available-for-sale securities	4.0	3.8
Accounts receivable, net of allowance for doubtful accounts of $5.8 and $4.6, respectively	324.2	345.5
Prepaid expenses	59.4	38.1
Income taxes receivable	11.9	28.8
Other current assets	46.6	39.1
Total current assets	593.7	597.6
Noncurrent assets:
Fixed assets, net	518.5	478.3
Intangible assets, net	1,254.4	1,345.3
Goodwill, net	3,339.0	3,368.7
Deferred income tax assets	15.4	15.9
Other assets	130.1	214.5
Total assets	$5,851.1	$6,020.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$243.7	$225.4
Short-term debt and current portion of long-term debt	542.3	724.4
Deferred revenues	433.2	384.7
Income taxes payable	—	3.1
Total current liabilities	1,219.2	1,337.6
Noncurrent liabilities:
Long-term debt	2,044.9	2,284.4
Deferred income tax liabilities	341.6	337.8
Other liabilities	104.2	135.1
Total liabilities	3,709.9	4,094.9
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 2,000,000,000 shares authorized; 544,003,038 shares issued and 164,810,578 and 164,878,930 shares outstanding, respectively	0.1	0.1
Additional paid-in capital	2,265.3	2,180.1
Treasury stock, at cost, 379,192,460 and 379,124,108 shares, respectively	(3,411.0)	(3,150.5)
Retained earnings	3,796.4	3,308.0
Accumulated other comprehensive losses	(509.6)	(412.3)
Total stockholders’ equity	2,141.2	1,925.4
Total liabilities and stockholders’ equity	$5,851.1	$6,020.3

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three and Nine Months Ended September 30, 2018 and 2017

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in millions, except for share and per share data)
Revenues	$598.7	$549.1	$1,781.2	$1,574.9
Operating expenses:
Cost of revenues (exclusive of items shown separately below)	219.2	198.5	662.2	575.1
Selling, general and administrative	95.7	80.9	281.0	235.6
Depreciation and amortization of fixed assets	39.5	33.8	121.6	99.4
Amortization of intangible assets	33.2	27.5	98.5	73.6
Total operating expenses	387.6	340.7	1,163.3	983.7
Operating income	211.1	208.4	617.9	591.2
Other income (expense):
Investment income and others, net	14.1	2.6	19.3	7.9
Interest expense	(32.4)	(30.3)	(97.1)	(87.3)
Total other expense, net	(18.3)	(27.7)	(77.8)	(79.4)
Income before income taxes	192.8	180.7	540.1	511.8
Provision for income taxes	(26.8)	(60.0)	(87.6)	(161.3)
Net income	$166.0	$120.7	$452.5	$350.5
Basic net income per share	$1.01	$0.73	$2.74	$2.12
Diluted net income per share	$0.99	$0.72	$2.68	$2.08
Weighted average shares outstanding:
Basic	164,829,250	164,577,575	164,962,647	165,314,267
Diluted	168,200,766	167,957,058	168,614,835	168,807,405

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Nine Months Ended September 30, 2018 and 2017

	2018	2017

	(in millions)
Cash flows from operating activities:
Net income	$452.5	$350.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	121.6	99.4
Amortization of intangible assets	98.5	73.6
Amortization of debt issuance costs and original issue discount	3.1	3.1
Provision for doubtful accounts	4.1	1.4
Realized gain on subordinated promissory note	(12.3)	—
Stock-based compensation	30.1	24.2
Realized gain on available-for-sale securities, net	(0.3)	(0.1)
Deferred income taxes	(8.7)	(4.1)
Loss on disposal of fixed assets, net	0.2	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	15.7	4.0
Prepaid expenses and other assets	(22.4)	(26.4)
Income taxes	13.9	14.1
Accounts payable and accrued liabilities	43.2	21.7
Deferred revenues	51.3	47.2
Other liabilities	(29.5)	(16.5)
Net cash provided by operating activities	761.0	592.1
Cash flows from investing activities:
Acquisitions, net of cash acquired of $3.1 and $22.1, respectively	(61.4)	(674.3)
Purchase of equity method investments in nonpublic companies	—	(5.0)
Escrow funding associated with acquisitions	(6.3)	(30.9)
Proceeds from subordinated promissory note	121.4	—
Capital expenditures	(154.5)	(113.8)
Purchases of available-for-sale securities	(0.1)	(0.3)
Proceeds from sales and maturities of available-for-sale securities	0.2	0.4
Other investing activities, net	(3.1)	—
Net cash used in investing activities	(103.8)	(823.9)
Cash flows from financing activities:
(Repayments) proceeds of short-term debt, net	(430.0)	40.0
Proceeds from issuance of short-term debt with original maturities greater than three months	—	455.0
Payment of debt issuance costs	—	(0.5)
Repurchases of common stock	(282.2)	(276.2)
Proceeds from stock options exercised	74.7	26.0
Net share settlement from restricted stock awards	(3.5)	(2.9)
Other financing activities, net	(7.5)	(7.1)
Net cash (used in) provided by financing activities	(648.5)	234.3
Effect of exchange rate changes	(3.4)	4.4
Increase in cash and cash equivalents	5.3	6.9
Cash and cash equivalents, beginning of period	142.3	135.1
Cash and cash equivalents, end of period	$147.6	$142.0
Supplemental disclosures:
Income taxes paid	$81.7	$150.6
Interest paid	$81.4	$68.8
Noncash investing and financing activities:
Deferred tax liability established on date of acquisition	$5.1	$53.2
Tenant improvement allowance	$0.1	$—
Capital lease obligations	$12.8	$4.2
Fixed assets included in accounts payable and accrued liabilities	$1.8	$1.3